                                 Exhibit (m)(12)

    Retirement Plan Shares Agreement dated as of September 12, 2002 between Charles Schwab & Co., Inc., One Group Dealer Services, Inc. and One Group Mutual
                                     Funds.

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One Group Funds
Form RPSA Iv2
DS

                             RETIREMENT PLAN SHARES
                         AMENDMENT TO SERVICES AGREEMENT

         This Amendment is made as of September 12, 2002, by and between Charles Schwab & Co., Inc. ("Schwab"), a California corporation, One Group Dealer Services, Inc. ("Fund Affiliate"), and each registered investment company ("Fund Company") executing this Amendment on its own behalf and on behalf of each of its series or classes of shares ("Fund(s)") which are parties to a Services Agreement between Schwab, Fund Affiliate and Fund Company, made as of April 1, 2002, as amended thereafter ("Services Agreement"). This Amendment amends the Services Agreement. Fund Affiliate and Fund Company are collectively referred to herein as "Fund Parties." All capitalized terms used in this Amendment and not defined herein shall have the same meaning ascribed to them in the Services Agreement.

         WHEREAS, the parties wish to amend the Schedule I to the Services Agreement to designate those Funds, certain shares of which are "Retirement Plan Shares", as defined under this Amendment;

         WHEREAS, the parties wish to amend Exhibit A to the Services Agreement to set forth services to be additionally provided with respect to Retirement Plan Shares;

         WHEREAS, the parties wish to amend the Services Agreement and Exhibit B thereto to set forth certain fee payment obligations and a new and different fee for Retirement Plan Shares and to otherwise amend payment terms; and

         WHEREAS, the parties wish to delete Schedule II to the Services Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

         1. Exhibit A to the Services Agreement is hereby amended to include the following recordkeeping services, to be provided with respect to Fund shares purchased on behalf of certain retirement and deferred compensation plans (including personal choice retirement accounts or otherwise) and trusts used to fund those plans, including, but not limited to, those defined in Section 401(a), 403(b), or 457 of the Internal Revenue Code and "rabbi trusts" for which
(a) Schwab acts as broker-dealer, (b) The Charles Schwab Trust Company acts as trustee or custodian of the trust funds under the Plans, and/or (c) Schwab Retirement Plan Services, Inc. or another entity acts as recordkeeper ("Recordkeeper"), each such plan hereinafter referred to as a "Plan," including, but not limited to:

                  a. Maintain separate records for each participant under the Plan, which records shall reflect the shares purchased and redeemed and share balances of such participants.

                  b. Disburse or credit to the Plan all proceeds of redemptions of shares of the Funds and all dividends and other distributions not reinvested in shares of the Funds.



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One Group Funds
Form RPSA Iv2
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                  c. Prepare and transmit to the Plan and/or its participants, as required by law or the Plan, periodic statements showing the total number of shares beneficially owned by the participants as of the statement closing date, purchases and redemptions of Fund shares by the participants during the period covered by the statement, and the dividends and other distributions paid during the statement period, and such other information as may be required, from time to time, by the Plan.

                  d. Transmit purchase and redemption orders to the Funds on behalf of the Plan in accordance with the procedures set forth in the Operating Agreement.

                  e. Distribute to the Plan and/or its participants, as appropriate, copies of the Funds' prospectus, proxy materials, periodic fund reports to shareholders and other materials that the Funds are required by law or otherwise to provide to their shareholders or prospective shareholders.

                  f. Maintain and preserve all records as required by law to be maintained and preserved in connection with providing the recordkeeping services for the Plan.

          2. Schedule I to the Services Agreement shall be deleted in its entirety and the Schedule I attached hereto shall be inserted in lieu thereof. Shares of any Fund held in the Account(s) for the benefit of a Plan are designated "Retirement Plan Shares."

          3. Section 2 of the Services Agreement shall be deleted in its entirety, and the following shall be inserted in lieu thereof:

                  2. Fees.   For the Services, Schwab shall receive a fee (the
         "Fee")from Fund Parties that shall be calculated and paid in accordance with Exhibit B hereto.

          4. Section 15(c) of the Services Agreement is hereby deleted in its entirety and the following Sections 15 (c) shall be inserted in lieu thereof.

                   15. c. Notwithstanding any termination, Fund Parties will remain obligated to pay Schwab the Fee as to each share of a Fund (each a "Pre-Termination Share") that (i) is considered in the calculation of the Fee as of the date of termination, (ii) is purchased by a Plan for which the Fund is an investment option as of the date of the termination, or (iii) results from reinvesting the dividends or capital gains distributed with respect to such shares referenced in (i) and
         (ii), for so long as (y) such Pre-Termination Share is held in the Account(s), and (z) Schwab continues to perform the Services and/or, if applicable, Recordkeeper continues to perform the recordkeeping services as to such Pre-Termination Share. Further, for so long as Schwab continues to perform the Services and/or, if applicable, Recordkeeper continues to perform the recordkeeping services as to any Pre-Termination Shares, this Agreement will otherwise remain in full force and effect as to such Pre-Termination Shares. Fund Parties shall reimburse Schwab promptly for any reasonable expenses Schwab incurs in effecting any termination of this Agreement, including delivery to a Fund Party of any records, instruments, or documents reasonably requested by the Fund Party. This Section 15(c) shall survive the termination of this Agreement.



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One Group Funds
Form RPSA Iv2
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         5.       Exhibit B to the Services Agreement shall be deleted in its entirety and the Exhibit B attached hereto shall be inserted in lieu thereof.

         6. Schedule II of the Services Agreement shall be deleted in its entirety.

         7. The following Section 16 shall be inserted as Section 16 to the Services Agreement:

                   16. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

         8. Except as specifically set forth herein, all other provisions of the Services Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

CHARLES SCHWAB & CO., INC.        ONE GROUP MUTUAL FUNDS, on its own
                                  behalf and on behalf of each Fund listed on
By:  /s/ William M. Thomas        Schedule I hereto
     ---------------------------
     William M. Thomas
     Senior Vice President        By:  /s/ Mark A. Beeson
     Mutual Funds                      -----------------------------------------


                                  Name:  Mark A. Beeson
                                        ----------------------------------------
Date:
       -------------------------
                                  Title:   President
                                          --------------------------------------
ONE GROUP DEALER SERVICES, INC.
                                  Date:   September 21, 2002
                                         ---------------------------------------
By:   /s/ Robert L. Young
     ---------------------------

Name:  Robert L. Young
       -------------------------

Title:    COO
         -----------------------

Date:   September 21, 2002
       -------------------------





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One Group Funds
Form RPSA Iv2
DS

                                   SCHEDULE I

                            TO THE SERVICES AGREEMENT

  Fund Company/Funds                                  Effective Date
  ------------------                                  --------------
  One Group Mutual Funds
      One Group Bond Fund, Class I RPS                4/l/02
      One Group High Yield Bond Fund, Class I MIN     4/l/02
      One Group Mid Cap Growth Fund, Class I MIN      4/1/02
      One Group Small Cap Value Fund, Class I         4/1/02

RPS Indicates that certain shares of Fund are Retirement Plan Shares.

MIN Indicates that Fund is subject to the minimum monthly Fee as set forth on Exhibit B.



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One Group Funds
Form RPSA Iv2
DS

                                    EXHIBIT B
                               Calculation of Fee

         1. The following terms shall have the meanings defined below:

                   a. "Daily Value" shall mean the net asset value of a Fund's shares reported by such Fund to the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ").

                   b. "Excluded Shares" shall mean (i) shares held in the Account(s) prior to the effective date of this Agreement as to the Fund, and
(ii) shares first held in the Account(s) after the termination of this Agreement as to the Fund (except that Pre-Termination Shares referenced under Section 15(c)(iii) of this Agreement resulting from reinvested dividends or capital gains with respect to shares referenced under Section 15(c)(i) shall not be Excluded Shares).

                   c. "Qualifying Shares" shall mean all shares of a Fund held in the Account(s), but which are not Excluded Shares or Qualifying Retirement Plan Shares (defined below).

                   d. "Qualifying Retirement Plan Shares" shall mean Retirement Plan Shares held in the Account(s), including Retirement Plan Shares that are Pre-Termination Shares under Sections 15(c)(ii) and (iii) of this Agreement.

                   e. "Qualifying Shares Fee Rate" shall mean 35 basis points per annum.

                   f. "Retirement Plan Shares Fee Rate" shall mean 40 basis points per annum.

         2. The Fee shall be calculated each month by adding (i) the average Daily Value of Qualifying Shares for the month multiplied by the Qualifying Shares Fee Rate, plus (ii) the average Daily Value of Qualifying Retirement Plan Shares for the month multiplied by the Retirement Plan Shares Fee Rate. Notwithstanding the foregoing, the minimum Fee for each Fund which is designated "MIN" on Schedule I ("MIN Fund"), shall be $2,000 per month commencing with the first full month and terminating with the last full month such Fund is effective under this Agreement. Any Maintenance Fee set forth on Schedule II to the Operating Agreement as to the Account(s) of a MIN Fund which would otherwise be assessed under the Operating Agreement shall be waived for any month for which this Agreement is in effect as to such Fund. The Fee shall be billed monthly in arrears and paid in accordance with Section 5 below.

         3. No adjustments will be made to the net asset values to correct errors in the net asset values reported to NASDAQ for any day unless such error is corrected and the corrected net asset value per shares is reported to Schwab before 5 o'clock p.m., San Francisco time, on the first business day to which the error relates.

         4. At the request of Fund Parties, Schwab shall provide, on each business day, a statement detailing the aggregate Daily Value of (i) Qualifying Shares and (ii) Qualifying Retirement Plan Shares of each Fund and the estimated amount of the Fee for such day. As soon as practicable after the end of the month, Schwab shall also provide to Fund Parties an invoice for the amount of



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One Group Funds
Form RPSA Iv2
DS


the Fee due for each Fund. In the calculation of such fee, Schwab's records shall govern unless an error can be shown in the number of shares used in such calculation.

         5. The Fee is due and payable by Fund Parties upon receipt of the invoice setting forth such Fee. Payment shall be made by wire transfer. Such wire transfer shall be separate from wire transfers of redemption proceeds or distributions under the Operating Agreement. The Fee shall accrue interest on any outstanding amount from the date of the invoice, and Schwab shall be entitled to charge Fund Parties the accrued interest in the event that Schwab has not received full payment by the last Business Day of the month in which the invoice is rendered. The rate of interest shall be the Federal Funds "offered" rate for each day as published in The Wall Street Journal on the last Business Day of each month during which any amount of the Fee remains outstanding. Schwab shall not be entitled to charge Fund Parties the accrued interest on any amount for which Schwab has received payment by the last Business Day of the month in which the invoice is rendered.

Retirement Plan Amendment to Schwab Services Agreement (9-12-02)(m)(12).doc


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